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                                                                   EXHIBIT 10.12


                     [Letterhead of Replay Networks, Inc.]

Mr. Layne Leslie Britton
3677 Boise Ave.
Los Angeles, CA 90066

                             Employment Agreement
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Dear Layne:

     On behalf of the Board of Directors of Replay Networks, Inc. ("Replay"), I am pleased to offer you the position of Executive Vice President, Replay Networks on the terms set forth below.

     1.   Position. You will be employed by Replay as its Executive Vice
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President Replay Networks effective on June 1, 1999 (the "Commencement Date").
You will have sole overall responsibility for the management of all of Replay's network service elements, including but not limited to, Replay's core service business of media business development, editorial, programming, business affairs, scheduling, affiliate relations and advertising sales, and you will report directly and only to the Chief Executive Officer. During your term, you will be present at all Board of Directors meetings. During your term, you will be expected to devote your full working time and attention to the business of Replay. Notwithstanding the foregoing, you may (i) serve on the board of directors of DEN and on other boards of directors of organizations that are not competitive with Replay, that do not materially interfere with your duties to Replay and that are approved by Replay, (ii) serve as a consultant to UPN through December 31, 1999, so long as such activity does not materially interfere with your duties to Replay, or (iii) own up to 1% of the outstanding equity securities of any corporation whose stock is listed on a national stock exchange. You will also be expected to comply with and be bound by Replay's operating policies, procedures and practices that are from time to time in effect during the term of your employment.

     2.   Base Salary. Your initial base monthly salary will be $20,000, or
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a base annual salary of $240,000, payable in accordance with Replay's normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and increased from time to time, in the discretion of the Board of Directors, but in any event such compensation shall not be reduced below $240,000.

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     3.  Bonus. You will be eligible to receive an annual bonus based on the
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evaluation of your performance by the Board of Directors.

     4.  Equity Compensation.
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         On the Commencement Date, the Compensation Committee of the Board of
Directors shall grant you an option to purchase 560,000 shares of Common Stock at an exercise price equal to $1.25 per share, which options shall be "incentive stock options" to the maximum extent permitted under the Internal Revenue Code of 1986, as amended. These shares will vest ratably on a monthly basis over 48 months commencing with your first day of employment. The option will be immediately exercisable, subject to repurchase of the unvested shares by Replay on termination of employment at your original purchase price, which repurchase option will lapse over the 48 month vesting schedule. You will be permitted to pay for shares with a full recourse promissory note with interest accruing at the minimum applicable federal rate and with principal and interest deferred for five years and payable in a balloon payment on the fifth anniversary of the grant, subject to acceleration 30 days following termination of employment. You should consult a tax advisor concerning your income tax consequences before exercising any of the options. Notwithstanding any other provision of this
Section 4 to the contrary, upon "Involuntary Termination," "Termination without Cause," or "Termination for Death or Disability," unvested shares shall vest as provided in Section 8 below, and grant of the option to you shall be subject to your execution of an option agreement in the form approved by the Company.

     5.   Other Benefits. You will be entitled to the following additional
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benefits:

          (a) You will be eligible for the same vacation, health/dental, vision, life insurance, 401 (k) and other benefits offered to any other Replay senior executives of similar rank and status.

          (b) Replay will provide you with up to $50,000 reimbursement for your expenses incurred in connection with your relocation to Northern California prior to December 31, 1999.

     6.   At-Will Employment and Termination. Your employment with Replay will
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be at-will and may be terminated by you or by Replay at any time for any reason as follows:

          (a) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason," as defined below (an "Involuntary Termination");

          (b) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason ("Voluntary Termination");

          (c) Replay at the direction of the Board of Directors may terminate your employment upon written notice to you at any time for "Cause," as defined below ("Termination for Cause");

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          (d) Replay at the direction of the Board of Directors may terminate your employment upon written notice to you at any time without a determination that there is Cause for such termination ("Termination without Cause");

          (e) Your employment will automatically terminate upon your death or your disability as determined by the Board of Directors provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 180 consecutive days or 180 days in the aggregate in any 12-month period ("Termination for Death or Disability").

     7.   Definitions. As used in this agreement, the following terms have the
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following meanings:

          (a) "Good Reason" means (i) a change in your reporting relationship such that you no longer report only and directly to the Chief Executive Officer of Replay or, following a Change in Control, the Chief Executive Officer of the surviving entity or acquiror; (ii) your no longer being Executive Vice President, Replay Network or, in the case of a Change in Control, an Executive Vice President of the surviving entity or acquiror that results from any Change in Control; (iii) a material reduction in your duties or responsibilities, provided that your continuing as an Executive Vice President of the surviving entity or acquiror following a Change of Control, shall not constitute a material reduction in duties or responsibilities; (iv) any reduction in your base annual salary or material breach by Replay of any of its obligations hereunder that remains uncured for a period of 30 days following notice thereof;
(v) relocation of your principal office to a facility more than 50 miles from Replay's current headquarters; or (vi) failure of any successor to assume this agreement.

          (b) "Cause" means (i) willful misconduct in the performance of your duties to Replay that has resulted or is likely to result in substantial and material damage to Replay; (ii) commission of any act of fraud with respect to Replay; (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Replay; (iv) your willful and repeated failure to follow the directions of the Chief Executive Officer of Replay or, following a Change in Control, the Chief Executive Officer of the surviving entity or acquiror; or (v) your material breach of this Agreement or your Employee Confidentiality and Assignment of Inventions Agreement. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Replay.

          (c) "Change in Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Replay representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Replay in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Replay or a liquidation or dissolution of Replay, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided

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that any individual who becomes a director of Replay subsequent to the
Commencement Date, whose election, or nomination for election by Replay stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

     8.   Separation and Change in Control Benefits. Upon termination of your
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employment with Replay for any reason, you will receive payment of all salary, bonus and unpaid vacation accrued to the date of your termination of employment. In addition, you will be entitled to receive the severance benefits as set forth below.

          (a) In the event of your Voluntary Termination or Termination for Cause, you will be entitled to any accrued but unpaid salary and bonus, but you will not be entitled to any additional cash severance benefits or additional vesting of shares.

          (b) In the event of your Involuntary Termination or Termination without Cause, and, subject to your execution of a mutual release of claims agreement ("Release Agreement") provided to you by the Company and your resignation from all positions you hold with the Company, you will be entitled to a lump sum severance payment equal to any accrued but unpaid salary and bonus and an amount equal to six months of your then current annual base salary and 50% of your prior year's bonus payable within five days after the effective date of your execution of the Release Agreement and nine (9) months of accelerated vesting of your unvested shares; provided, however, that if such Involuntary
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Termination or Termination without Cause occurs within one year following a
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Change in Control, the accelerated vesting shall be as set forth in Section 8(d)
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below. All payments hereunder shall be less applicable deductions and
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withholdings. Replay shall reimburse you for all COBRA premiums paid by you for a period of six months.

          (c) In the event of your Termination for Death or Disability, the vesting of your unvested shares of restricted stock and the vesting of your shares shall be immediately accelerated by two years.

          (d) Notwithstanding anything in this agreement to the contrary, the vesting of all your options or shares will be immediately accelerated upon your Involuntary Termination or Termination without Cause within one year following a Change in Control by the greater of twelve (12) months of vesting or fifty (50%) percent of the shares that remain unvested at the time of such Change in Control.

          (e) If, due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any mount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Internal Revenue Code, Replay will pay the excise taxes otherwise payable by you under Section 4999 (but not any income or excise taxes on such payment of taxes by Replay on your behalf) with respect to any amounts payable to you under this Agreement, up to a maximum of $1,000,000. Notwithstanding the foregoing, you
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will in good faith discuss with the Company whether it is appropriate to request stockholders of the Company to approve payments to you upon a Change of Control in order to

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minimize or eliminate any such excise taxes, provided that you shall not be required to agree with the Company to request such stockholder approval.

          (f) No payments due you hereunder shall be subject to mitigation or offset.

     9.   Confidential Information and Invention Assignment Agreement. Upon your
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commencement of employment with Replay, you will be required to sign its standard form of Employee Confidentiality and Assignment of Inventions
Agreement.

     10.  Dispute Resolution. The parties agree that any dispute regarding the
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interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS roles rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

          If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

     11.  Miscellaneous.
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          (a) Successors. This agreement is binding on and may be enforced by
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Replay and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Replay or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Replay's obligations under this agreement.

          (b) Entire Agreement. This agreement represents the entire agreement
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between us concerning the subject matter of your employment by Replay.

          (c) Governing Law. This agreement will be governed by the laws of the
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State of California without reference to conflict of laws provisions.

     Layne, we are very pleased to extend this offer of employment to you and look forward to your joining Replay as its Executive Vice President, Replay Networks. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,                   Accepted July 29, 1999:

REPLAY NETWORKS, INC.


By:/s/ Anthony Wood                 /s/ Layne Leslie Britton
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   Anthony Wood                      Layne Leslie Britton

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